EXHIBIT 21.1

SUBSIDIARIES

As of September 30, 2023, the following was the Registrant's significant operating Subsidiaries:

Name:   Particle, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Know Labs, Inc.